Exhibit 10.14

Form of Restricted Unit Award Agreement

BioStem Technologies, Inc.

Restricted Unit Award Agreement

Number of Restricted Stock Units	Grant Date	Vesting Schedule/Performance Period/Performance Vesting Requirements

BioStem Technologies, Inc., a Florida corporation (the “Company”), hereby grants to [_________] (the “Participant”, also referred to as “you”) the Restricted Stock Units (the “Restricted Stock Units” or “RSUs”), pursuant to the terms of the attached Restricted Unit Award Agreement and the BioStem Technologies, Inc. 2022 Equity Incentive Plan, as may be amended from time to time (the “Plan”).

By signing this cover sheet, you agree to all of the terms and conditions described in the attached Restricted Unit Award Agreement and the Plan.

Participant: _____________________________

Signature: ____________________________

BioStem Technologies, Inc.

By: _________________________

Name: _________________________

Title: _________________________

This is not a stock certificate or a negotiable instrument. This grant of RSUs is a voluntary grant from the Company and Participant hereby acknowledges that the

Company has no obligation to make additional grants in the future.

UPON RECEIPT OF YOUR SIGNED AGREEMENT, A BOOKKEEPING ENTRY

WILL BE ENTERED INTO THE COMPANY’S BOOKS AND RECORDS

TO EVIDENCE THE RSUs GRANTED TO YOU.

BioStem Technologies, Inc.

RESTRICTED UNIT AWARD AGREEMENT

1. Award. This Restricted Unit Award Agreement (this “Agreement”) evidences the grant to Participant, on the Grant Date set forth on the cover page of this Agreement, the Restricted Stock Units as set forth therein (the “Restricted Stock Units” or “RSUs”) under the BioStem Technologies, Inc. 2022 Equity Incentive Plan, as may be amended from time to time (the “Plan”). As used herein, the term “Restricted Stock Unit” or “RSU” shall mean a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding Share solely for purposes of the Plan and this Agreement. The Restricted Stock Units shall be used solely as a device for the determination of the settlement to be made to the Participant if such Restricted Stock Units vest pursuant to this Agreement. The Restricted Stock Units shall not be treated as property or as a trust fund of any kind. Any capitalized, but undefined, term used in this Agreement shall have the meaning ascribed to it in this Plan.

2. Non-Transferability of the RSUs. Your RSUs may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the RSUs be made subject to execution, attachment or similar process. Except as may be required by federal income tax withholding provisions or by the tax laws of any state, your interests (and the interests of your beneficiaries, if any) under this Agreement are not subject to the claims of your creditors and may not be voluntarily or involuntarily sold, transferred, alienated, assigned, pledged, anticipated, or encumbered. Any attempt to sell, transfer, alienate, assign, pledge, anticipate, encumber, charge or otherwise dispose of any right to benefits payable hereunder shall be void. Your rights to your RSUs are no greater than that of other general, unsecured creditors of the Company.

3. Vesting. Subject to the terms and conditions set forth in this Agreement, the RSUs covered by this grant shall vest on the vesting date(s) set forth on the cover page of this Agreement and subject to the satisfaction or attainment of the performance criteria set forth therein, if any, provided the Participant is employed by the Company on the applicable date of vesting.

4. Dividends. Participant shall not be entitled to any cash, securities or property that would have been paid or distributed as dividends with respect to the RSUs subject to this Agreement prior to the date the RSUs are delivered to Participant; provided, however, that the Company shall keep a hypothetical account in which any such items shall be recorded, and shall pay to Participant the amount of such dividends (in cash or in kind as determined by the Company) on the same date that the shares underlying the RSUs to which such payments or distributions relate are required to be delivered under this Agreement.

5. Timing and Manner of Payment on RSUs.

(a) On or as soon as administratively practical following a vesting event pursuant to this Agreement (and in all events not later than two and one-half (2½) months after such vesting event), the Company shall deliver to the Participant a number of Shares (either by delivering one or more certificates for such Shares or by entering such Shares in book entry form, as determined by the Company in its discretion) equal to the number of Shares subject to the RSU that vest on the Vesting Date, less any withholding or expenses as set forth herein. The Company’s obligation to deliver Shares with respect to vested RSUs is subject to the condition precedent that the Participant deliver to the Company any representations or other documents or assurances required pursuant to this Plan. The Participant shall have no further rights with respect to any RSUs that are settled or that terminate pursuant to this Agreement or the Plan.

(b) Certain Limitations. Notwithstanding the foregoing provisions of this Section 3, delivery of Shares, if any, with respect to RSUs by reason of Participant’s termination of employment shall be delayed until the six (6) month anniversary of the date of Participant’s termination of employment to the extent necessary to comply with Code Section 409A(a)(B)(i), and the determination of whether or not there has been a termination of Participant’s employment with the Company shall be made by the Administrator consistent with the definition of “separation from service” (as that phrase is used for purposes of Code Section 409A, and as set forth in Treasury Regulation Section 1.409A-1(h)).

6. Rights of Participant. Participant shall have none of the rights of a shareholder at any time prior to the delivery of any Shares pursuant to the RSUs subject to this Agreement, except as expressly set forth in this Plan or herein.

7. Withholding Taxes. Participant shall be responsible to pay to the Company the amount of withholding taxes as determined by the Company with respect to the date the RSUs are settled. If Participant does not arrange for payment of the applicable withholding taxes by providing such amount to the Company in cash prior to the date established by the Company as the deadline for such payment, Participant shall be treated as having elected to relinquish to the Company a portion of the Shares that would otherwise have been transferred to Participant having a fair market value, based on the Fair Market Value of the Common Stock on the business day immediately preceding the date of delivery of the Shares, equal to the amount of such applicable withholding taxes, in lieu of paying such amount to the Company in cash. Participant authorizes the Company to withhold in accordance with applicable law from any compensation payable to him or her any taxes required to be withheld for federal, state or local law in connection with this Agreement.

8. Legal Requirements. If the listing, registration or qualification of Shares deliverable in respect of an RSU upon any Securities Exchange or any Applicable Requirement, or the consent or approval of any governmental regulatory body is necessary as a condition of or in connection with the issuance of such Shares, the Company shall not be obligated to issue or deliver such Shares unless and until such Applicable Requirements shall have been effected or obtained. If registration is considered unnecessary by the Company or its counsel, the Company may cause a legend to be placed on any Shares being issued calling attention to the fact that they have been acquired for investment and have not been registered. The Administrator may from time to time impose any other conditions on the Shares it deems necessary or advisable to ensure that Shares are issued and resold in compliance with the Securities Act of 1933, as amended.

9. Severability. Should a court of competent jurisdiction deem any of the provisions in this Agreement to be unenforceable in any respect, it is the intention of the parties to this Agreement that this Agreement be deemed, without further action on the part of the parties hereto, modified, amended and limited to the extent necessary to render the same valid and enforceable. It is further the parties’ intent that all provisions not deemed to be overbroad shall be given their full force and effect. You acknowledge that you are freely, knowingly and voluntarily entering into this Agreement after having an opportunity for consultation with your own independent counsel.

10. Notices. Any notice to be given to the Company shall be addressed to the Administrator at its principal executive office, and any notice to be given to the Participant shall be addressed to the Participant at the address then appearing on the personnel or other records of the Company, or at such other address as either party hereafter may designate in writing to the other. Any such notice shall be deemed to have been duly given when deposited in the United States mail, addressed as aforesaid, registered or certified mail, and with proper postage and registration or certification fees prepaid.

11. Forfeiture of Non-Vested Shares. If the Participant’s service to the Company or any of its Affiliates as a Service Provider terminates for any reason, any RSUs that have not vested in accordance with its terms, and that do not become vested in accordance with its terms pursuant to Section 3 hereof as a result of such termination, shall be forfeited immediately upon such termination of the Participant without any payment to the Participant. The Committee shall have the power and authority to enforce on behalf of the Company any rights of the Company under this Agreement in the event of the Participant’s forfeiture of vested or nonvested RSUs pursuant to this Section 11.

12. Reservation of Right to Terminate. Nothing herein contained shall affect the right of the Company or any Affiliate to terminate the Participant in its applicable capacity as a Service Provider at any time for any reason whatsoever.

13. Choice of Law; Jurisdiction. This Grant shall be governed by and construed and interpreted in accordance with the substantive laws of the State of Florida, in each case as in effect from time to time and as the same may be amended from time to time, and as applied to agreements performed wholly within the State of Florida. ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT SHALL BE INSTITUTED SOLELY IN THE COURTS OF THE STATE OF FLORIDA OR THE FEDERAL COURTS OF THE UNITED STATES, IN EACH CASE LOCATED IN BROWARD COUNTY, FLORIDA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING.

14. Clawback of Benefits. The Company may (i) cause the cancellation of the RSUs, (ii) require reimbursement of any benefit conferred under the RSUs to the Participant or designated beneficiary, and (iii) effect any other right of recoupment of equity or other compensation provided under the Plan or otherwise in accordance with any Company policies that currently exist or that may from time to time be adopted or modified in the future by the Company and/or applicable law (each, a “Clawback Policy”). In addition, the Participant may be required to repay to the Company certain previously paid compensation, whether provided under the Plan or an Award Agreement or otherwise, in accordance with any Clawback Policy. By accepting this award, the Participant agrees to be bound by any existing or future Clawback Policy adopted by the Company, or any amendments that may from time to time be made to the Clawback Policy in the future by the Company in its discretion (including without limitation any Clawback Policy adopted or amended to comply with applicable laws or stock exchange requirements) and further agrees that all of the Participant’s Award Agreements (and/or awards issued under the Prior Plan) may be unilaterally amended by the Company, without the Participant’s consent, to the extent that the Company in its discretion determines to be necessary or appropriate to comply with any Clawback Policy.***